Artisan Partners Asset Management Inc. Reports June 2022 Assets Under Management
Milwaukee, WI - July 12, 2022 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its preliminary assets under management ("AUM") as of June 30, 2022 totaled $130.5 billion. Artisan Funds and Artisan Global Funds accounted for $63.0 billion of total firm AUM, while separate accounts and other AUM1 accounted for $67.5 billion.

PRELIMINARY ASSETS UNDER MANAGEMENT BY STRATEGY[2]

As of June 30, 2022 - ($ Millions)
Growth Team
Global Opportunities	$18,164
Global Discovery	1,625
U.S. Mid-Cap Growth	11,106
U.S. Small-Cap Growth	3,069
Global Equity Team
Global Equity	624
Non-U.S. Growth	14,243
Non-U.S. Small-Mid Growth	6,575
China Post-Venture	201
U.S. Value Team
Value Equity	3,640
U.S. Mid-Cap Value	3,126
Value Income	9
International Value Team
International Value	29,351
International Explorer	40
Global Value Team
Global Value	22,041
Select Equity	349
Sustainable Emerging Markets Team
Sustainable Emerging Markets	1,003
Credit Team
High Income	6,906
Credit Opportunities	132
Floating Rate	47
Developing World Team
Developing World	4,136
Antero Peak Group
Antero Peak	3,205
Antero Peak Hedge	921
EMsights Capital Group
Global Unconstrained	13
Emerging Markets Debt Opportunities	21

Total Firm Assets Under Management ("AUM")	$130,547

1 Separate account and other AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account and other AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds.
2 AUM for certain strategies include the following amounts for which Artisan Partners provides investment models to managed account sponsors (reported on a one-month lag): Artisan Sustainable Emerging Markets $85 million

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.